Exhibit 99.1
Hanmi Financial Corp. Appoints
Chief Credit Officer
LOS ANGELES — August 27, 2008 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that John Park has been appointed to the position of executive vice president and chief credit officer.
Park, with three decades’ experience in various aspects of commercial banking, joins Hanmi following almost four years as senior vice president and chief credit officer at Cerritos, California-based Gateway Business Bank, a provider of diverse services to small and medium-sized businesses.
He started his career in 1976 with the California State Banking Department, where he spent more than four years as an examiner of state-chartered banks in Southern California. Park then joined the first of several Southern California community banks, where he acquired first-hand experience in a number of areas, including establishing and enforcing lending guidelines, evaluating a broad mix of commercial and consumer credits, determining the adequacy of loan loss reserves, overall credit monitoring, asset based lending, credit workouts, special assets, and compliance.
“I am extremely pleased to welcome John to the Bank’s senior management team,” said Jay S. Yoo, Hanmi’s president and chief executive officer.” In addition to his expertise in credit and risk analysis, he brings to Hanmi a thorough understanding of Southern California’s banking and business communities.
“John’s knowledge of banking procedures and his strong credit background will be invaluable as Hanmi works to enhance its loan origination and monitoring activities and improve the quality of its loan portfolio. Equally important, given the increased scrutiny under which financial institutions find themselves, will be his longstanding familiarity with the requirements and expectations of regulators and bank examiners.”
Park, 56, has a B.S. in accounting from California State University, Long Beach.
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 26 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and six loan production offices in Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-351-9227
###